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                                                                   Exhibit 10.43


                                PROMISSORY NOTE



     FOR VALUE RECEIVED, Joseph J. Skadra (the "Debtor") promises to pay to the order of System Software Associates, Inc. (SSA) a sum equal to the amount borrowed by the Debtor from SSA; such total principle sum not to exceed the amount of $203,221.00. Interest will accrue at 8.25% per annum, and will be payable monthly in arrears. The principle amount of $203,221.00 is accounted for in accordance with the following:


         Immediately following the Debtor's execution of this Promissory Note, SSA shall lend the Debtor a sum equal to $100,000.00.

         The Principle amount of $100,000.00 plus interest accrued amounting to $3,221.00 owing by Debtor to SSA resulting from a Promissory Note executed by Debtor on 7-10-96 are rolled into this Promissory Note. The terms and conditions of this Promissory Note take precedence over the 7-10-96 Promissory Note for these amounts.


REPAYMENT:

The total principle amount outstanding shall be repaid by the Debtor no later than January 21, 2000 ("Due Date"). The Debtor may prepay all or a portion of the total principle amount at any time prior to the Due Date without penalty.


ADDITIONAL TERMS:

In the event that total payment required by this Promissory Note is not made by the Due Date, or interest is not paid when due, then SSA may, at its option, declare this Promissory Note immediately due and payable without further notice or demand. In addition, this Promissory Note shall become immediately due and payable in its entirety upon the filing of a petition under any provision of any Bankruptcy Act.

After the expressed or declared maturity of this Promissory Note, the Debtor shall pay interest on any unpaid portion at the maximum legal rate. In addition, in the event that SSA initiates an action under this Promissory Note, the Debtor shall pay, in addition to the unpaid principle and interest charges, the costs of collection incurred by SSA, including reasonable attorney's fees.

Notice of dishonor and protest are hereby waived by Debtor.

This Promissory Note may not be assigned by Debtor any other party without the prior written consent of SSA.

This Promissory Note shall be governed in accordance with the laws of the State of Illinois.

     DEBTOR:
     Joseph J. Skadra

 /s/ Joseph J. Skadra   Date 1-20-97